Exhibit 10.19

Confidential

EXCLUSIVE TECHNOLOGY LICENSE

AND SERVICES AGREEMENT

By and between

BEIJING SHIJI XIQUE INFORMATION TECHNOLOGY CO., LTD.

And

BEIJING MIYUAN INFORMATION TECHNOLOGY CO., LTD.

February 17, 2011

EXCLUSIVE TECHNOLOGY LICENSE AND SERVICES AGREEMENT

This EXCLUSIVE TECHNOLOGY LICENSE AND SERVICES AGREEMENT (this “Agreement”) is made on February 17, 2011 in Beijing, the People’s Republic of China (“China” or “PRC”) by and between the following parties:

(A)          BEIJING SHIJI XIQUE INFORMATION TECHNOLOGY CO., LTD. (“Party A”)

Registered address: Room 6551, Building No. 3, 3 Xijing Road, High Tech Park, Shijingshan District Badachu, Beijing

Legal representative: Haiyan GONG

(B)           BEIJING MIYUAN INFORMATION TECHNOLOGY CO., LTD.  (“Party B”)

Registered address: Room 408-409, Level 4, 39 Anding Road, Chaoyang District, Beijing

Legal representative: Haiyan GONG

(For the purpose of this Agreement, Party A and Party B are hereinafter collectively referred to as the “Parties” and individually as a “Party”.)

RECITALS

WHEREAS, Party A is a limited liability company registered and established in Beijing, China and duly existing which has a core business in providing internet information services;

WHEREAS, Party B is a wholly foreign-owned limited liability company registered and established in Beijing, China and duly existing which has core businesses in computer software development, design and production, internet technology development and design, and provides technical consulting and technical services; sale of self-produced products;

WHEREAS, Party A requires Party B to provide software licenses and related services to Party A’s Business (as defined below) and Party B agrees to provide such licenses and services.

Upon Friendly Negotiations, the Parties hereby agree as follows:

ARTICLE I. DEFINITIONS

1.1           Unless the terms or context hereunder otherwise requires, in this Agreement the following terms shall have the meanings given below:

“Annual Business Plan”	means Party A’s business development plan and budget report for the next calendar year computed before November 30 each year by Party A pursuant to the terms hereunder with the assistance of Party B.

“Business-related Technology”	means any and all software and technology related to Party A’s Business that have been developed by Party A based on the Services provided by Party B under the terms hereunder.

“Client Information”	has the meaning set forth in Article 6.1 hereof.

“Confidential Information”	has the meaning set forth in Article 6.2 hereof.

“Defaulting Party”	has the meaning set forth in Article 11.1 hereof.

“Default”	has the meaning set forth in Article 11.1 hereof.

“Equipment”	means any and all equipment either owned or bought by Party B from time to time used for the purpose of providing Services.

“Non-defaulting Party”	has the meaning set forth in Article 11.1 hereof.

“Party A’s Business”	means all internet information service business operated and developed by Party A during the term of this Agreement, including e-commerce business.

“Receiving Party”	has the meaning set forth in Article 6.2 hereof.

“Such Rights”	has the meaning set forth in Article 13.5 hereof.

“Services”

mean software licenses, technical support and other services related to Party A’s Business exclusively provided by Party B for Party A, including a comprehensive solution to Party A’s information technology system, its implementation, and the operational maintenance service of Party A’s information technology system and website, such services include, without limitation, the following:

(1)           granting licenses to Party A to use the relevant software to serve Party A’s Business needs;

(2)           providing Party A with the right to use the computers and internet hardware equipments to serve Party A’s Business needs;

(3)           providing Party A with a comprehensive information-technology-related solution to serve Party A’s Business needs;

(4)           providing daily management, maintenances and upgrades to hardware equipments and databases;

(5)           developing, maintaining and upgrading relevant application software;

(6)           providing trainings to Party A’s personnel so as to turn them into technical experts;

(7)           assisting Party A with the collection and research of relevant technical information;

(8)           providing other related technical services and consultations as requested by Party A from time to time.

“Service Fee”	means all fees payable to Party B for software licenses and other services provided by Party B pursuant to Article 3 hereof.

1.2           References to any laws and regulations in this Agreement (the “Laws”) shall be deemed to include:

(1)           any amendments, changes, extensions and reenactment pertaining to such Laws, whether the effective dates of which are prior to or after the date of this Agreement; and

(2)           any other decisions, notices and regulations promulgated in accordance with or taking effect as a result of such Laws.

1.3           Unless otherwise provided in the context hereof, references to the articles, clauses, items and paragraphs in this Agreement shall mean the corresponding articles, clauses, items and paragraphs of this Agreement.

ARTICLE II. SERVICES

2.1           Party A requires Party B to provide Services in furtherance of Party A’s Business, and Party B agrees to provide Party A with such Services. For this purpose, Party A appoints Party B to be its exclusive software and technical service provider, and Party B accepts such appointment.

2.2           Party B shall provide Services to Party A pursuant to the terms hereunder, and Party A shall endeavor to facilitate Party B’s Services.

ARTICLE III. SERVICE FEES

3.1           Party A agrees to pay Party B Service Fees pursuant to Article 3.2 for the Services provided by Party B pursuant to Article 2, including the following components:

(1)           Performance service fee equivalent to a certain percentage of Party A’s total annual income. The exact percentage is to be determined and negotiated by the Parties;

(2)           Equipment depreciation for the equipments actually used by Party A. The amount of such depreciation shall be derived by taking the value of equipments actually used by Party A as determined by the Parties each year and divide it by the depreciable lives of those equipments.

3.2           The Parties agree that the Service Fees shall be paid in the following manner:

(1)           Party A shall pay the performance service fee and equipment depreciation to Party B on a monthly basis. Party A shall pay the performance service fee as stipulated in Article 3.1(1) and the equipment depreciation as stipulated in Article 3.1(2) of the immediately preceding month prior to the tenth (10th) business day of each month.

(2)           After the conclusion of each accounting year of Party A, the Parties shall conduct a comprehensive review of the actual performance service fees payable by Party A pursuant to the total business income of the immediately preceding year as determined in an audit report prepared by a PRC registered accounting firm agreed by the Parties. Corresponding adjustments (the provision of extra payment to make up any shortfalls or the return of excess paid, as the case may be) shall be made within fifteen (15) business days after the provision of the audit report. Party A warrants to Party B to provide all necessary materials and assistance to the relevant PRC registered account firm, and to procure its completion and submission of an audit report related to the immediately preceding year within thirty (30) business days after the conclusion of each year.

3.3           Party A shall transfer all Service Fees to a bank account designated by Party B in a timely manner. Party B shall provide Party A with a seven (7) business day written notice if Party B wishes to change such bank account.

3.4           The Parties shall enter into an ancillary agreement (in the form set forth in Exhibit I) each year after mutual consultation to determine the exact amount of performance service fee as stipulated in Article 3.1(1) and the exact amount of equipment depreciation as stipulated in Article 3.1(2) payable by Party A to Party B.

ARTICLE IV. PARTY A’S OBLIGATIONS

4.1           The Services provided by Party B shall be exclusive and during the term of this Agreement, Party A shall not enter into any agreement with any third party for the purpose of engaging such third party to provide Party A with the same or similar Services of Party B without the prior written consent of Party B.

4.2           Party A shall provide Party B with a finalized Annual Business Plan of Party A for next year prior to November 30 every year to enable Party B to make its corresponding service plan to develop and replenish the necessary software, equipments and technical service force. If Party A requires Party B to acquire new equipments not contemplated in the Annual Business Plan, Party A shall consult Party B fifteen (15) days prior to such request and reach a mutual agreement.

4.3           To enable Party B’s provision of the Services, Party A shall provide relevant materials requested by Party B accurately and in a timely manner.

4.4           Party A shall make full payment of the Service Fees to Party B pursuant to Article 3 and in a timely manner.

4.5           Party A shall maintain its own good standing, actively expand its business and endeavor to maximize its profit.

ARTICLE V. INTELLECTUAL PROPERTY RIGHTS

5.1           The Intellectual Property Rights in a work product created during the provision of Services by Party B shall belong to Party B.

5.2           Since Party A relies on the Services provided by Party B hereunder in Party A’s business operation, regarding the Business-related Technology developed by Party A based on such Services (the “Business-related Technology”), Party A agrees to the following arrangement:

(1)           If the Business-related Technology is further developed and created by Party A under the authorization of Party B, or by the joint effort of the Parties, the ownership and related patent application right shall both belong to Party B.

(2)           If the Business-related Technology is further developed and created by Party A independently, its ownership shall belong to Party A, provided that (A) Party A shall provide details of such Business-related Technology to Party B in a timely manner and provide Party B with relevant materials at the request of Party B; (B) if Party A intends to grant a license for or transfer such Business-related Technology, Party A shall grant a preferential right of transfer or an exclusive license to Party B of such Business-related Technology with a particular scope and Party B may use such Business-related Technology within such particular scope of the transfer or license (Party B shall have the right to decide whether to accept such transfer or license) provided that such action would not result in the contravention of any mandatory PRC laws; Party A may only transfer the ownership of such Business-related Technology or grant a license to use such Business-related Technology to third parties on terms not more favorable than the terms offered to Party B (including but not limited to the transfer price or license fee) if Party B gives up its preferential right to purchase or exclusive license. Party A shall also guarantee the third party’s full compliance and performance of the duties and obligations that shall be complied with or performed by Party A hereunder; (C) apart from the situation described in (B) above, Party B shall have the right to make an offer to purchase such Business-related Technology during the time period prescribed in Article 8.1; in which case Party A shall accept such request and the purchase price shall be Renminbi one yuan (RMB1.00) or such other minimum price as permitted under the laws then in effect, provided that such action would not result in the contravention of any mandatory PRC laws.

5.3           If Party B is granted an exclusive license to use such Business-related Technology pursuant to Article 5.2(2), such license may be used in the following manner:

(1)           The period of the license shall not be less than five (5) years (computed from the effective date of the relevant license);

(2)           The scope of use under the license shall be the largest possible scope;

(3)           Any other party (including Party A) shall not use or allow others to use such Business-related Technology in any manners during the license period and within the licensed territory;

(4)           Upon the expiration of the license, Party B shall have the right to request to enter into a renewal of the license agreement and Party A shall agree to such request and in that case the terms of the license agreement shall remain the same except for amendments agreed to by Party B.

5.4           Notwithstanding the provisions in Article 5.2(2), the patent application to any Business-related Technology referred thereto shall be made in accordance with the following:

(1)           If Party A intends to make a patent application for any Business-related Technology, it shall obtain the prior written consent of Party B.

(2)           Party A may only make an independent patent application or transfer the patent application right to third parties if Party B gives up its right to purchase the patent application right pertaining to the Business-related Technology. When Party A transfers the aforesaid patent application right to a third party, Party A shall guarantee the third party’s full compliance and performance of the duties and obligations that shall be complied with or performed by Party A hereunder; further, the terms of the patent application right transfer (including but not limited to the transfer price) offered to the third party shall not be more favorable than the terms offered to Party B in accordance with Article 5.4(3) below.

(3)           During the term of this Agreement, Party B shall have the right to request Party A to make a patent application for such Business-related Technology at any time, and decide at its own discretion whether to purchase such application right. Upon Party B’s request, Party A shall transfer such patent application right to Party B, and the purchase price shall be Renminbi one yuan (RMB1.00) or such other minimum price as permitted under the laws then in effect, provided that such action would not result in the contravention of any mandatory PRC laws; after Party B acquires the patent application right pertaining to such Business-related Technology, it shall become the legal owner of such patent once a patent application is made and a patent is granted.

5.5           Each Party warrants to the other Party that it shall compensate the other Party for any and all economic losses caused to the other Party as a result of its infringement of intellectual property rights (including copyrights, trademarks, patents, know-how) of others.

ARTICLE VI. CONFIDENTIALITY

6.1           During the term of this Agreement, all client information and other related materials (the “Client Information”) related to Party A’s Business or the Services provided by Party B shall be jointly owned by the Parties.

6.2           Whether this Agreement is terminated or not, any Party shall keep the other Party’s trade secrets, proprietary information, jointly-owned Client Information and other related materials known to the Party as a result of performance of this Agreement, and any non-public information of the other Party (collectively the “Confidential Information”) strictly confidential. The Party receiving any Confidential Information (the “Receiving Party”) shall not disclose such Confidential Information or any part thereof to any third party except with the prior written consent of the other Party or the disclosure to third parties are required by applicable laws, regulations or listing rules.  Except for purpose of performing this Agreement, the Receiving Party shall not use or indirectly use the Confidential Information or any part thereof.

6.3           The following information do not form part of the Confidential Information:

(a)           Any information previously known to the Receiving Party, as shown by written evidence;

(b)           Information that has entered into public domain through no wrongful act of the Receiving Party or information that has otherwise become publicly known; or

(c)           Information that has been acquired by the Receiving Party via other lawful means.

6.4           The Receiving Party may disclose such Confidential Information to its employees, agents or experts appointed, provided that the Receiving Party shall guarantee the above persons are also subject to the obligations of this Agreement and keep confidential the Confidential Information, and only use such Confidential Information for the purpose of performing this Agreement.

ARTICLE VII. UNDERTAKINGS AND WARRANTIES

7.1       Party A hereby represents, warrants and undertakes as follows:

7.1.1        It is a limited liability company duly registered and existing under the laws applicable at the place of registration with independent legal person status; it has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act as a party to litigation independently.

7.1.2        It has the full power and authorization to execute and deliver this Agreement and all other documents relevant to the contemplated transaction hereunder to be executed by it, and to consummate the contemplated transaction hereunder. This Agreement shall be legally and duly executed and delivered by it.  This Agreement shall constitute its legal and binding obligations enforceable against it pursuant to this Agreement.

7.1.3        It shall promptly apply for the complete business licenses required for its businesses to ensure the full right and qualification to operate in the business of internet information service and e-commerce in China, and in Party A’s other businesses currently in operation.

7.1.4        Within fifteen (10) business days after the conclusion of each quarter, it shall provide Party B with a quarterly financial statement of that quarter and a budget for the next quarter. Within thirty (30) business days after the conclusion of each year, it shall also provide Party B with a financial statement of that year and a budget for next year.

7.1.5        It shall inform Party B of any legal proceedings to which it is a party or the occurrence of other adverse events and use its best endeavor to prevent the spread of losses.

7.1.6        Party A shall not dispose of Party A’s material assets nor alter Party A’s current shareholding structure in any manners without the written consent of Party B.

7.2       Party B hereby represents and warrants as follows:

7.2.1        It is a limited liability company duly registered and existing under the laws applicable at the place of registration with independent legal person status; it has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act as a party to litigation independently.

7.2.2        It has the full power and authorization to execute and deliver this Agreement and all other documents relevant to the contemplated transaction hereunder to be executed by it, and to consummate the contemplated transaction hereunder.. This Agreement shall be legally and duly executed and delivered by it.  This Agreement shall constitute its legal and binding obligations enforceable against it pursuant to this Agreement.

ARTICLE VIII. TERM OF THE AGREEMENT

8.1       The Parties hereby acknowledge that this Agreement shall become effective upon the execution by the Parties and shall be valid until February 16, 2021, unless terminated earlier pursuant to the Parties’ written agreement. Prior to the expiry of this Agreement, if any Party requests for an extension of this Agreement, the Parties shall conduct negotiation in good faith. If a mutual agreement is reached, the Parties shall enter into a separate Exclusive Technology License and Services Agreement in accordance with the agreed terms, otherwise the term of this Agreement shall be automatically extended for ten years and the Parties shall continue with the performance of this Agreement.

8.2       After the termination of this Agreement, each Party shall continue to comply with its obligations under Article III and Article VI.

ARTICLE IX. INDEMNITY

Party A shall indemnify and hold harmless Party B all losses incurred or may be incurred as a result of the Services provided by Party B, including without limitation, any losses caused by lawsuits, demands, arbitrations, claims initiated by any third parties or administrative investigations initiated and penalties imposed by government agencies. If such losses are due to Party B’s deliberate action or gross negligence, such losses shall be excluded from such indemnity.

ARTICLE X. NOTICES

10.1     All notices, requests, demands and other correspondences required by or in accordance with this Agreement shall be delivered to the relevant Party in writing.

10.2     The above notices or other correspondences shall be deemed to be properly delivered upon sending when delivered through fax or telegraph, upon delivered in person when personally delivered, or at the fifth (5th) day of mailing if sent by mail.

ARTICLE XI. DEFAULT LIABILITIES

11.1     The Parties agree and acknowledge that, in the event that a Party (the “Defaulting Party”) substantially violates any of the agreements hereunder or fails to perform any of its obligations hereunder substantially, it shall constitute a default under this Agreement (the “Default”).  The non-defaulting party (the “Non-defaulting Party”) shall be entitled to request the Defaulting Party to rectify the Default or take remedial measures within a reasonable period.  In the event that the Defaulting Party fails to rectify the Default or take remedial measures within a reasonable period or within ten (10) days after a written notice sent by the Non-defaulting Party to the Defaulting Party requesting for the rectification, and if the Defaulting Party is Party A, the Non-defaulting Party shall be entitled to determine, at its sole discretion, to: (1) terminate this Agreement and request the Defaulting Party to indemnify all losses incurred by the Non-defaulting Party, or (2) request the Defaulting Party to continue to perform its obligations hereunder and indemnify all losses incurred by the Non-defaulting Party; if the Defaulting Party is Party B, the Non-defaulting Party shall be entitled to request the Defaulting Party to continue to perform its obligations hereunder and to indemnify all losses incurred by the Non-defaulting Party.

11.2     The Parties agree and acknowledge that Party A shall not request to terminate this Agreement for any reasons under any circumstances, except otherwise required under the law or under this Agreement.

11.3     Notwithstanding any other provisions hereunder, this Article XI shall survive the suspension or termination of this Agreement.

ARTICLE XII. FORCE MAJEURE

If any Party fails to or delays in the performance of its obligations hereunder due to an earthquake, typhoon, flood, fire, war, computer viruses, design loopholes in instrumental software, internet hacking, a change in policy or law, or other events of force majeure that are unpredictable and unavoidable, the Party claiming the force majeure event shall immediate send notification of the event to the other Party within thirty (30) days by facsimile, and provide detailed information of the force majeure event, and the reasons and evidencing documents for the failure or delay in the performance of its obligations hereunder to the other Party within thirty (30) days by facsimile. The evidencing documents shall be issued by the notarial organ of the place where the force majeure event occurs.  The Parties shall negotiate as to whether the performances hereunder shall be exempted in part or postponed based on the implications of such event of force majeure. No Party shall be liable for the economic losses caused to the other Party due to events of force majeure.

ARTICLE XIII. MISCELLANEOUS

13.1         This Agreement shall be signed in two (2) originals in Chinese,  Each original shall have equal legal force, and each Party shall retain one (1) original of this Agreement

13.2         The conclusion, validity, performance, amendment, interpretation and termination of this Agreement shall be governed by the laws of the People’s Republic of China.

13.3         Any dispute arising out of or relating to this Agreement shall be settled by the disputing Parties through consultation. In case the disputing Parties fail to reach an agreement within thirty (30) days of the dispute, such dispute shall be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Beijing in accordance with the arbitration rules of CIETAC then in effect.  The arbitration award shall be final and binding upon the disputing Parties.

13.4         Any right, power and remedy granted to a Party under any provision of this Agreement shall not preclude any other right, power or remedy such Party is entitled to under any laws or regulations or any other provision of this Agreement.  The exercise of its right, power and remedy by a Party shall not preclude the exercise of any other right, power and remedy that such Party is entitled to.

13.5         Any Party’s failure or delay in exercising any of its right, power and remedy (“Such Rights”) under this Agreement or laws shall not result in a waiver of Such Rights, nor shall any single or partial waiver of any Such Right preclude any exercise of Such Right in other manner or the exercise of any other Such Rights by such Party.

13.6         The headings in this Agreement shall be for reference purpose only and shall not be used for or affect the construction of the Agreement in any event.

13.7         This Agreement shall constitute the entire agreement between the Parties hereto and shall supersede any previous written or oral agreements between the Parties related to the matters governed in this Agreement.

13.8         Each provision of this Agreement shall be severable and independent of each of the other provision.  In the event that one or several provisions of this Agreement become invalid, illegal or unenforceable at any time, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected.

13.9         Any amendment or supplement to this Agreement shall be made in writing, and shall take effect after duly executed by the Parties.

13.10       No Party shall transfer any of its rights and/or obligations hereunder to any third party without the prior written consent of the other Party.

13.11       T This Agreement shall be binding upon the legal successor of each Party.

13.12       Each Party undertakes to report and make its tax payment associated with the related transactions contemplated in this Agreement in accordance with the laws.

[Remainder of this page is intentionally left blank]

[Signature Page]

IN WITNESS WHEREOF, this Exclusive Technology License and Services Agreement has been duly executed by the Parties as of the date and at the place first above written.

PARTY A:

BEIJING SHIJI XIQUE INFORMATION TECHNOLOGY CO., LTD.

(Company Seal) [seal: Beijing Shiji Xique Information Technology Co., Ltd.]

Signature:	/s/ Haiyan Gong

Name:

Title: Authorized Representative

PARTY B:

BEIJING MIYUAN INFORMATION TECHNOLOGY CO., LTD.

(Company Seal) [seal: Beijing Miyuan Information Technology Co., Ltd.]

Signature:	/s/ Haiyan Gong

Name:

Title: Authorized Representative

Exhibit I:

Form of Supplementary Agreement

THIS SUPPLEMENTARY AGREEMENT TO EXCLUSIVE TECHNOLOGY LICENSES AND SERVICE AGREEMENT (this “Supplementary Agreement”) is made on                in               , the People’s Republic of China (“China” or “PRC”) by and between the following Parties:

(A)          BEIJING SHIJI XIQUE INFORMATION TECHNOLOGY CO., LTD. (“Party A”)

Registered address: Room 6551, Building No. 3, 3 Xijing Road, High Tech Park, Shijingshan District Badachu, Beijing

Legal representative: Haiyan GONG

(B)           BEIJING MIYUAN INFORMATION TECHNOLOGY CO., LTD. (“Party B”)

Registered address: Room 408-409, Floor 4, 39 Anding Road, Chaoyang District, Beijing

Legal representative: Haiyan GONG

(For the purpose of this Supplementary Agreement, Party A and Party B are hereinafter collectively referred to as the “Parties” and individually as a “Party”.)

Pursuant to the Exclusive Technology License and Services Agreement entered into by the Parties on February 17, 2011, the Parties hereby agree to execute a supplementary agreement as follows:

For the year of               , Party A shall make monthly payment of the following Service Fees to Party B pursuant to Article 3.2(1) of the Exclusive Technology License and Services Agreement:

(1)           Performance service fee equivalent to             % of Party A’s total income of the current month;

(2)           Equipment depreciation in the amount of RMB            .

After the conclusion of the year of                and pursuant to the adjustment made in accordance with Article 3.2(2) of the Exclusive Technology License and Services Agreement, for the year of               , the total amount of Service Fees payable by Party A to Party B shall not be less than               % of the total income of that year.

Party A:	Party B:

BEIJING SHIJI XIQUE INFORMATION TECHNOLOGY CO., LTD.	BEIJING MIYUAN INFORMATION TECHNOLOGY CO., LTD.

(Company Seal)	(Company Seal)

Signature:	Signature:

Name:	Name:

Title: Authorized Representative	Title: Authorized Representative